Filed Pursuant to Rule 433
Registration No. 333-261622
THE PNC FINANCIAL SERVICES GROUP, INC.
$1,500,000,000 4.812% FIXED RATE/FLOATING RATE SENIOR NOTES DUE OCTOBER 21, 2032

Issuer:	The PNC Financial Services Group, Inc. (“PNC”)

Security:	4.812% Fixed Rate/Floating Rate Senior Notes due October 21, 2032 (the “Senior Notes”)

Ranking:	Senior

Expected Security Ratings:*	A3 / A- / A (Moody’s / S&P / Fitch)

Principal Amount:	$1,500,000,000

Price to Investors:	100.000% of face amount

Minimum Denomination/Multiples:	$2,000 / multiples of $1,000 in excess thereof

Trade Date:	October 16, 2024

Settlement Date:**	October 21, 2024 (T+3)

Maturity:	October 21, 2032

Optional Redemption Date:	Redeemable in whole, but not in part, on October 21, 2031, the date that is one year prior to the maturity date, at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the date of redemption. Also redeemable in whole, or in part, during the 60-day period prior to, and including, the maturity date at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the date of redemption

Fixed Rate Period:	From, and including, October 21, 2024 to, but excluding, October 21, 2031

Floating Rate Period:	From, and including, October 21, 2031 to, but excluding, the maturity date

Interest Rates:
Fixed Rate Period: 4.812% annually
Floating Rate Period: Compounded SOFR, determined as set forth under “Certain Terms of the Senior Notes—Interest—Floating Rate Period” in the preliminary prospectus supplement dated October 16, 2024, plus 1.259%

Interest Payment Dates:
Fixed Rate Period: Each April 21 and October 21, commencing on April 21, 2025 and ending on October 21, 2031
Floating Rate Period: January 21, 2032, April 21, 2032, July 21, 2032 and at the maturity date

Day Count Convention / Business Day Convention:	Fixed Rate Period: 30/360; Following Business Day Convention (Unadjusted) Floating Rate Period: Actual/360; Modified Following Business Day Convention (Adjusted)

Reference Benchmark:	UST 3.625% due September 30, 2031

Reference Benchmark Yield:	3.912%

Spread to Reference Benchmark:	90 basis points

Re-offer Yield:	4.812%

CUSIP/ISIN:	693475 CA1 / US693475CA12

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC PNC Capital Markets LLC

Co-Managers:	American Veterans Group, PBC Siebert Williams Shank & Co., LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
** Note: We expect that delivery of the Senior Notes will be made against payment therefor on the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes prior to the first business day before settlement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

Conflict of Interest
Because our affiliate, PNC Capital Markets LLC, is participating in this offering, PNC Capital Markets LLC is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, the distribution arrangements for this offering comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, PNC Capital Markets LLC may not make sales in this offering to any discretionary account without the prior approval of the customer.
The PNC Financial Services Group, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement dated today and other documents The PNC Financial Services Group, Inc. has filed with the SEC for more complete information about The PNC Financial Services Group, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, The PNC Financial Services Group, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus or the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Goldman Sachs & Co. LLC at 1-866-471-2526 or PNC Capital Markets LLC at 1-855-881-0697.
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